Exhibit 10.13.3

Time-Based Restricted Stock Units
Terms and Conditions
Amended and Restated 2009 Omnibus Incentive Compensation Plan

1.    Grant of Restricted Stock Units. Macy’s, Inc. (the “Company”) has granted to Grantee as of the grant date (the “Date of Grant”) that number of restricted stock units as shown on the Restricted Stock Unit Award Letter (the “Award Letter”) to which these Terms and Conditions apply, subject to the terms, conditions and restrictions set forth herein and in the Macy’s, Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan (the “Plan”). These Terms and Conditions and the Award Letter together constitute an Evidence of Award, as defined in the Plan. Subject to Section 14 of the Plan, each Restricted Stock Unit represents the right to receive one share of common stock of the Company (“Common Stock”).

2.    Vesting of Restricted Stock Units.

(a) Time Vesting. Subject to Section 3 hereof, the Restricted Stock Units shall vest in accordance with the vesting schedule detailed in the Award Letter (the “Normal Vesting Date”).

(b) Accelerated Vesting. Notwithstanding Section 2(a), the Restricted Stock Units shall vest as follows (referred to herein as an “Accelerated Vesting Date”):

(i) All unvested Restricted Stock Units shall immediately vest upon Grantee’s death or Disability (as defined in Section 16) while employed by the Company;

(ii) All unvested Restricted Stock Units shall continue to vest in accordance with their terms in the event Grantee retires at least six months after the Date of Grant, on or after age 62 with at least 5 years of service (“Retirement”), and complies with the provisions of Section 3(b) below;

(iii) Unvested Restricted Stock Units shall continue to vest in accordance with their terms to the same extent that such unvested Restricted Stock Units would have vested had Grantee remained in continuous employment with the Company for one year following the date of termination of Grantee’s employment, if (A) as of the Date of Grant, Grantee is a participant in the Company’s Senior Executive Severance Plan, (B) Grantee’s employment is terminated by the Company without Cause (as defined in Section 16) (other than as described in clause (iv) below) (such termination, with respect to a Senior Executive Severance Plan participant, an “Involuntary Termination”), and (C) Grantee complies with the provisions of Section 3(b) below; and

(iv) All unvested Restricted Stock Units shall immediately vest (A) if, within the twenty-four (24) month period following a Change in Control (as defined in the Plan), Grantee’s employment is terminated by the Company without Cause (as defined in Section 16) or if Grantee voluntarily terminates employment with Good Reason (as defined in Section 16) and is a participant in the Company’s Change in Control Plan (either event, a “Qualifying

Termination”), or (B) at the Change in Control if awards are not assumed or replaced by the acquirer/continuing entity on terms deemed appropriate by the Compensation Committee.

3.    Forfeiture of Restricted Stock Units.

(a) Termination of Employment. Except as the Compensation Committee may determine on a case-by-case basis or in accordance with Section 2(b)(ii), 2(b)(iii) or 2(b)(iv)(A), all unvested Restricted Stock Units shall be forfeited if Grantee ceases to be continuously employed by the Company at any time prior to the Normal Vesting Date. The continuous employment of Grantee shall not be deemed to have been interrupted by reason of the transfer of Grantee’s employment among the Company and its subsidiaries, divisions or affiliates or a leave of absence approved by the Company. In the event of a termination for Cause, all unvested Restricted Stock Units shall be immediately forfeited.

(b) Violation of Restrictive Covenants. All unvested Restricted Stock Units shall be forfeited immediately upon the occurrence of any of the following events. If there are no unvested Restricted Stock Units outstanding at the time a restrictive covenant is violated, the Company may pursue other legal remedies.

(i) Following voluntary Retirement or Involuntary Terminationand prior to the later of (a) the Normal Vesting Date or (b) two years following Retirement or one year following Involuntary Termination, as applicable, Grantee renders personal services to a Competing Business (as defined in Section 16) in any manner, including, without limitation, as employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, manager, owner, financer, joint venturer or otherwise; or

(ii) Following voluntary or involuntary Retirement or Involuntary Termination and prior to the later of (a) the Normal Vesting Date or (b) two years following retirement or Involuntary Termination, Grantee directly or indirectly solicits or otherwise entices any of the Company’s employees to resign from their employment with the Company, whether individually or as a group; or

(iii) At any time following voluntary or involuntary Retirement or Involuntary Termination, Grantee discloses or provides to any third party, or uses, modifies, copies or adapts any of the Company’s Confidential Information (as defined in Section 16).

An involuntary Retirement occurs when the employment of a Grantee who satisfies the age and years of service criteria described in Section 2(b) above is terminated by the Company without Cause.

4.    Dividend, Voting and Other Rights. Grantee shall have no rights of a stockholder with respect to the Restricted Stock Units prior to the date on which shares of Common Stock are issued in settlement thereof, including the right to vote any of the Restricted Stock Units or the right to receive dividends. The Restricted Stock Units are subject to adjustment to prevent dilution or enlargement of the rights of Grantee that would otherwise result from changes in the capital structure of the Company or from certain corporate events as provided in Section 14 of the Plan. Any additional Restricted Stock Units credited to Grantee pursuant to such adjustments will be subject to the terms and restrictions set forth in these Terms and Conditions.

5.    Settlement of Restricted Stock Units.

(a)    If Grantee is a Retirement-Eligible Grantee, subject to the satisfaction of any withholding tax liability, the Company shall issue to Grantee (or his or her beneficiary, if applicable) shares of unrestricted Common Stock to settle Restricted Stock Units granted hereunder to the extent the Restricted Stock Units are vested on such date or event (whether vested by virtue of such date, event or otherwise) on the earliest to occur of: (i) the Normal Vesting Date, (ii) Grantee’s death, (iii) Grantee’s Disability, (iv) a Change in Control; provided, that, if the Change in Control does not constitute a “change in ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A of the Code (a “Section 409A Change in Control”) with respect to the Company, the shares of unrestricted Common Stock shall not be issued or delivered at such time and shall instead be issued or delivered in accordance with this Section 5(a) upon the next event contemplated hereby), and (v) Grantee’s “separation from service” from the Company within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(h), provided such separation from service occurs within the twenty-four (24) month period following a Section 409A Change in Control. The number of Restricted Stock Units which are considered to be vested on any such date shall be determined in accordance with Section 409A of the Code. In particular, for purposes of Section 5(a)(iv) above, all unvested Restricted Stock Units shall be considered as vested on such Change in Control date if Grantee on such date would have retired and such event would have been treated as a Retirement under Section 2(b)(ii). The number of shares of unrestricted Common Stock to be issued in settlement of such vested Restricted Stock Units shall be equal to the number of Restricted Stock Units that are vested on the applicable vesting date or event. Such Common Stock shall be credited as book entry shares to Grantee’s trading account.

(b)    If Grantee is not a Retirement-Eligible Grantee, subject to the satisfaction of any tax withholding liability, on or promptly after the Normal Vesting Date or, if earlier, an Accelerated Vesting Date, but in all cases within the “short-term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4), the Company shall issue to Grantee (or his or her beneficiary, if applicable) shares of unrestricted Common Stock to settle vested Restricted Stock Units granted hereunder. The number of shares of unrestricted Common Stock to be issued in settlement of such vested Restricted Stock Units shall be equal to the number of Restricted Stock Units that vested on the applicable vesting date or event contemplated by Section 2(a) or 2(b). Such Common Stock shall be credited as book entry shares to Grantee’s trading account. For the sake of clarity, the settlement and payment of Restricted Stock Units is intended to comply with Treasury Regulation Section 1.409A-1(b)(4), and these Terms and Conditions and the Award Letter will be construed and administered in such a manner. As a result, notwithstanding any provision in these Terms and Conditions and the Award Letter to the contrary, the settlement and payment of Restricted Stock Units will be made in all events no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Restricted Stock Units are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d).

(c)    For the sake of clarity, in the event all or any portion of the Restricted Stock Units do not become vested, those Restricted Stock Units shall be forfeited without payment of any consideration therefor.

6.    No Employment Contract. Nothing contained in the Award Letter or these Terms and Conditions shall confer upon Grantee any right with respect to continued employment by the Company, or limit or affect the right of the Company to terminate the employment or adjust the compensation of Grantee.

7.    Taxes and Withholding. If the Company is required to withhold any federal, state, local or foreign tax in connection with the issuance or vesting of, or other event triggering a tax obligation with respect to, any Restricted Stock Units or the issuance of any unrestricted shares of Common Stock or other securities following vesting pursuant to the Award Letter or these Terms or Conditions, it shall be a condition to such vesting, issuance or event that Grantee pay or make provisions satisfactory to the Company for payment of the tax. Unless Grantee makes alternative arrangements satisfactory to the Company prior to the vesting of the Restricted Stock Units or the issuance of shares of unrestricted Common Stock or other event triggering a tax obligation, Grantee will satisfy the statutory tax withholding obligations by providing for the sale of enough shares to generate proceeds that will satisfy the withholding obligation or surrendering to the Company a portion of the shares of Common Stock that are issued or transferred to Grantee following the Vesting Date for credit against the withholding obligation at the Market Value per Share of such shares on the Vesting Date. In accordance with Section 16 of the Plan, in no event will the fair market value of the shares of Common Stock to be withheld or delivered pursuant to this Section 7 to satisfy applicable withholding taxes exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdiction.

8.    Limitations on Transfer of Restricted Stock Units.

(a) The Restricted Stock Units may not be transferred or assigned by Grantee until they vest other than (i) upon death, by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order or (iii) to a fully revocable trust to which Grantee is treated as the owner for federal income tax purposes.

(b) If Grantee is eligible to earn Long-Term Incentive Awards under the Macy’s, Inc. Senior Executive Compensation Plan (or any successor plan) or is a Non-Employee Director, the Restricted Stock Units or any interest therein may be transferred by Grantee, without payment of consideration therefor by the transferee, to any one or more members of the immediate family of Grantee (as defined in Rule 16a-1(e) under the Securities Exchange Act of 1934), or to one or more trusts established solely for the benefit of one or more members of the immediate family of Grantee or to one or more partnerships in which the only partners are members of the immediate family of Grantee. No transfer under this Section 8(b) will be effective until notice of transfer is delivered to the Company describing the terms and conditions of the proposed transfer, and the Company determines that the proposed transfer complies with the terms of the Plan, these Terms and Conditions and any terms and conditions made applicable to the transfer by the Company or Board at the time of the proposed transfer. Any transferee under this Section 8(b) shall be subject to the same terms and conditions hereunder as would apply to Grantee. Any purported transfer that does not comply with the requirements of this Section 8(b) shall be void and unenforceable against the Company, and the purported transferee shall obtain no rights to or interest in the Restricted Stock Units.

(c) Notwithstanding anything to the contrary contained in any agreement, award letter and/or terms and conditions applicable to a previous grant of restricted stock units by the Company to Grantee, all such restricted stock units previously granted to Grantee shall be transferable consistent with the terms and conditions applicable to the transfer of Restricted Stock Units as contained herein.

9.   Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that the Company shall not be obligated to issue any Restricted Stock Units or shares of unrestricted Common Stock or other securities pursuant to the Award Letter and these Terms and Conditions if the issuance thereof would result in a violation of any such law.

10.    Relation to Other Benefits. Any economic or other benefit to Grantee under the Award Letter and these Terms and Conditions shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company.

11.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to these Terms and Conditions to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee under the Award Letter and these Terms and Conditions without Grantee’s consent.

12.    Severability. In the event that any provisions of the these Terms and Conditions shall be invalidated for any reason by a court of competent jurisdiction, the invalidated provision shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13.    Relation to Plan.

(a) General. These Terms and Conditions are subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between these Terms and Conditions and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. All references to the Company in these Terms and Conditions shall include, unless the context in which it is used suggests otherwise, its subsidiaries, divisions and affiliates.

(b) Compliance with Section 409A of the Code. The Company and Grantee acknowledge that, to the extent applicable, it is intended that the restricted stock units covered by these Terms and Conditions comply with or be exempt from the provisions of Section 409A of the Code, and the restricted stock units shall be administered in a manner consistent with this intent. Any amendments made to comply with Section 409A of the Code may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee. In any case, Grantee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed in connection with these Terms and Conditions and the Award Letter (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold Grantee harmless from any or all of such taxes or penalties. Any reference herein to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. To the extent that the Restricted Stock Units, or the issuance or delivery of shares of Common Stock underlying the Restricted Stock Units are subject to Section 409A of the Code, the Restricted Stock Units shall be awarded, and any shares of Common Stock in respect thereof shall be issued or delivered in a manner that complies with Section 409A of the Code. Each payment under these Terms and Conditions and the Award Letter shall be treated as a separate payment for purposes of Section 409A of the Code. Notwithstanding any other provision to the contrary, to the extent that any payment described in these Terms and Conditions or the Award Letter constitutes a “deferral of compensation” subject to Section 409A of the Code (after taking into account to the maximum extent possible any applicable exemptions) treated as payable upon a “separation from service” (as defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h)), then, if on the date of Grantee’s separation from service, Grantee is a “specified employee” (as defined in Section 409A of the Code and using the identification methodology selected by the Company from time to time), to the extent required for Grantee not to incur additional taxes pursuant to Section 409A of the Code, such payment will be made to

Grantee on the fifth business day of the seventh month after such separation from service. Notwithstanding any other provision to the contrary, a termination or cessation of employment shall not be deemed to have occurred for purposes of any provision of these Terms and Conditions or the Award Letter providing for the payment of “deferred compensation” upon or following a termination or cessation of employment unless such termination is also a “separation from service” from the Company, and, for purposes of any such provision of this Agreement, references to “employment termination,” “termination of employment,” “retirement,” or like terms shall mean “separation from service.”

14.    Successors and Assigns. The provisions of the Award Letter and these Terms and Conditions shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and permitted assigns of Grantee, and the successors and assigns of the Company.

15.    Governing Law. The interpretation, performance, and enforcement of the Award Letter and these Terms and Conditions shall be governed by the laws of the State of Delaware, without giving effect to its principles of conflict of laws.

16.    Definitions.

(a) “Cause” shall mean that Grantee has committed prior to termination of employment any of the following acts:

(i) An intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with Grantee’s duties or in the course of Grantee’s employment;

(ii) Intentional wrongful damage to material assets of the Company;

(iii) Intentional wrongful disclosure of material confidential information of the Company;

(iv) Intentional wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty;

(v) Intentional breach of any stated material employment policy of the Company; or

(vi) Intentional neglect by Grantee of Grantee’s duties and responsibilities.

(b) “Competing Business” shall mean:

(i)	Any of the following named companies, or any other business into which such company is merged, consolidated, or otherwise combined, and the subsidiaries, affiliates and successors of each such company

Amazon	J.C. Penney	Sears
Burlington Coat Factory	Kohl’s	Target
Dillard’s	Nordstrom	TJX
Hudson’s Bay	Ross Stores	Walmart

or

(ii) Any business or enterprise engaged in the business of retail sales that (1) had annual revenues for its most recently completed fiscal year of at least $4.0 billion; and (2) both (i) offers a category or categories of merchandise (e.g., Fine Jewelry, Cosmetics, Kids, Big Ticket, Housewares, Men’s, Dresses), any of which are offered by the Company (and its subsidiaries, divisions or controlled affiliates), and (ii) the revenue derived by such other retailer during such retailer’s most recently ended fiscal year from such category or categories of merchandise represent(s), in the aggregate, more than 50% of the Company’s (and its subsidiaries, divisions or controlled affiliates) total revenues for the most recently completed fiscal year derived from the same category or categories of merchandise.

(c) “Confidential Information” shall mean any data or information that is material to the Company and not generally known to the public, including, without limitation: (i) price, cost and sales data; (ii) the identities and locations of vendors and consultants furnishing materials and services to the Company and the terms of vendor or consultant contracts or arrangements; (iii) lists and other information regarding customers and suppliers; (iv) financial information that has not been released to the public; (v) future business plans, marketing or licensing strategies, and advertising campaigns; or (vi) information about the Company’s employees and executives, as well as the Company’s talent strategies including but not limited to compensation, retention and recruiting initiatives.

(d) “Disability” shall mean Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(e)    “Good Reason” shall mean:

(i) A material diminution in Grantee’s base compensation;

(ii) A material diminution in Grantee’s authority, duties or responsibilities;

(iii) A material change in the geographic location at which Grantee must perform Grantee’s services; or

(iv) Any other action or inaction that constitutes a material breach by the Company of an agreement under which Grantee provides services.

Notwithstanding the foregoing, in order to terminate for Good Reason, (x) Grantee must provide the Company with written notice of the event(s) or condition(s) constituting Good Reason within ninety (90) days following the existence of such event(s) or condition(s), (y) the Company must be given thirty (30) days to cure such event(s) or condition(s), and (z) Grantee must actually terminate employment for Good Reason within sixty (60) days following the end of the Company’s cure period.

(f)    “Retirement-Eligible Grantee” means a Grantee who, as determined on the Date of Grant, either (i) is or will become age 62 with at least five years of vesting service at a time when the attainment of such age and service requirements will result in the Restricted Stock Units being treated as “deferred compensation” subject to Section 409A of the Code or (ii) is a participant in the Company’s Senior Executive Severance Plan.

17.    Data Privacy. Grantee hereby explicitly accepts the grant of Restricted Stock Units and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in the Award Letter and these Terms and Conditions by and among the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

(a) Grantee understands that the Company holds certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, shares of Common Stock held, details of all grants of Restricted Stock Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(b) Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the United States. Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative.

(c) Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any shares of Common Stock acquired.

(d) Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan.

(e) Grantee understands that Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative.

(f) Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan.

18.    Acceptance of Award. By accepting this award, Grantee agrees that during the term of Grantee’s employment with the Company and for the twelve (12) month period (24 month period for Chairman and CEO) beginning on the date that Grantee’s employment with the Company ceases for any reason, Grantee shall not act in any capacity (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, manager, owner, financier, joint venturer, or otherwise), for any of the following companies, or any business into which such company is merged, consolidated, or otherwise combined:  Amazon, Burlington Coat Factory, Dillard’s, Hudson’s Bay, J.C. Penney, Kohl’s, Nordstrom, Ross Stores, Sears, Target. TJX  and Walmart or a Restricted Business.  A “Restricted Business” means any business or enterprise engaged in the business of retail sales that had annual revenues for its most recently completed fiscal year of at least $4 billion; and both (i) offers a category or categories of merchandise (e.g., Fine Jewelry, Cosmetics, Kids, Big Ticket, Housewares, Men’s, Dresses), any of which are offered in stores, online or through an alternate channel directly by the Company, and (ii) revenue derived by such other retailer during such retailer’s most recently ended fiscal year from such category or categories of merchandise represent(s), in the aggregate, more than 50% of the Company’s total revenues for the most recently completed fiscal year derived from the same category or categories of merchandise.